Janet Nittmann

jnittmann@doversaddlery.com

Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Second Quarter 2008 Financial Results

LITTLETON, MA – August 11, 2008 — Dover Saddlery, Inc. (NASDAQ:DOVR), the leading multichannel retailer of equestrian products, today reported financial results for the second quarter ended June 30, 2008.

Total revenues for the second quarter were $19.9 million, compared to $20 million in the second quarter of 2007. Retail store channel revenues increased 19.2% to $5.9 million, primarily due to the opening of new Dover Saddlery stores. Direct channel revenues decreased 6.6%, attributable to soft consumer demand. Same-store-sales were up 3.6% for the second quarter compared with the prior year.

Net income for the second quarter was $250,000, a decrease of 33.5% from $376,000 for the second quarter of 2007. Resulting earnings per diluted share were $0.05, versus earnings per diluted share of $0.07 in the corresponding period of the prior year.

“Despite challenging market conditions, we achieved an increase in same-store-sales in the second quarter and we had a very successful Grand Opening at our new store in Branchburg, New Jersey,” said Stephen L. Day, president and CEO of Dover Saddlery. “I am also very pleased to report that all the retail stores are performing well and our proprietary software model is proving very effective in correctly locating new retail stores.”

Year-to-Date Results

For the first six months of 2008, total revenues were $37.6 million, a decrease of 2.5% from $38.6 million for the same period in 2007. Revenues from the retail channel increased 16.5% to $10 million and direct channel revenues dropped 7.9%. Net loss for the first six months of 2008 improved 80% to ($109,000) compared to a net loss of ($539,000) for the first six months of 2007. The resulting loss per diluted share improved to $(0.02) from $(0.11) in the first half of 2007. This improvement was due to reduced selling, general and administrative and litigation expenses.

Business Outlook 2008

Dover Saddlery is revising its full-year 2008 revenues guidance to a range of $81 million to $87 million, from previously issued revenue guidance of $87 million to $92 million. This is based upon the continuing consumer slowdown in the retail economy.

Increased revenues are expected to come mainly from the retail channel. The company is currently is planning to open two additional stores in 2008, bringing the total number of Dover Saddlery retail stores opened to three in 2008.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast on Tuesday August 12th at 8:30 a.m. ET to discuss its first quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 11:30 a.m. ET August 12th until midnight Tuesday August 19th by dialing 719-4570820, pass code 6940988.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the company’s business outlook for fiscal 2008, the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues, net- direct	14,087	15,086	27,583	29,960
Revenues, net – retail stores	5,854	4,912	10,012	8,597

Revenues, net — total	$19,941	$19,998	$37,595	$38,557
Cost of revenues	12,967	12,441	24,266	24,313

Gross profit	6,974	7,557	13,329	14,244
Selling, general and administrative expenses	6,284	6,561	12,870	13,686
Litigation settlement expense	—	—	—	700

Income (loss) from operations	690	996	459	(142)
Interest expense, financing and other related costs, net	315	399	648	713
Other income	2	—	2	—

Income (loss) before income tax provision (benefit)	377	597	(187)	(855)
Provision (benefit) for income taxes	127	221	(78)	(316)

Net income (loss)	$250	$376	$(109)	$(539)

Net income (loss) per share
Basic	$0.05	$0.07	$(0.02)	$(0.11)

Diluted	$0.05	$0.07	$(0.02)	$(0.11)

Number of shares used in per share calculation
Basic	5,177,000	5,074,000	5,141,000	5,074,000
Diluted	5,290,000	5,239,000	5,141,000	5,074,000
Other Operating Data:
Number of retail stores(1)	11	9	11	9
Capital expenditures	267	251	497	669
Gross profit margin	35.0%	37.8%	35.5%	36.9%

(1)	Includes ten Dover-branded stores and one Smith Brothers store; the June 30, 2008 store count includes the Dallas, TX Dover-branded store opened in Q3 2007, and the Branchburg, NJ Dover-branded store opened in Q2 2008.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$464	$309
Accounts receivable	768	1,169
Inventory	17,482	16,769
Prepaid catalog costs	1,389	1,427
Prepaid expenses and other current assets	1,454	952
Deferred income taxes	40	72

Total current assets	21,597	20,698
Net property and equipment	3,285	3,153
Other assets:
Goodwill	14,267	14,267
Deferred income taxes	505	472
Intangibles and other assets, net	1,124	741

Total other assets	15,896	15,480

Total assets	$40,778	$39,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$1,341	$618
Accounts payable	2,410	3,314
Accrued expenses and other current liabilities	3,829	3,713
Income taxes payable	—	568

Total current liabilities	7,580	8,213
Long-term liabilities:
Revolving line of credit	8,000	6,300
Subordinated notes payable, net	4,815	4,738
Capital lease obligation, net of current portion	106	150

Total long-term liabilities	12,921	11,188
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,187,038 as of June 30, 2008 and 5,105,318 December 31, 2007	1	1
Additional paid in capital	44,718	44,262
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(18,360)	(18,251)

Total stockholders’ equity	20,277	19,930

Total liabilities and stockholders’ equity	$40,778	$39,331